Exhibit 99.1

American States Water Company Announces Agreement to Sell Arizona Utility

SAN DIMAS, Calif.--(BUSINESS WIRE)--June 8, 2010--American States Water Company (NYSE:AWR) announced today that it has entered into a Stock Purchase Agreement (the “Agreement”) with EPCOR Water (USA) Inc. to sell all of the common shares of Chaparral City Water Company (“Chaparral”), a wholly-own subsidiary of AWR in Arizona, for an estimated total purchase price of $35 million, including the assumption of approximately $6 million of long-term debt. Approximately $29 million in cash will be paid to AWR at closing. The purchase price is subject to certain adjustments for changes in retained earnings. The consummation of the transaction contemplated by the Agreement is subject to customary conditions including, among other things, regulatory approval by the Arizona Corporation Commission (“ACC”), which is anticipated to be received in 2011. New Harbor, Inc., a boutique investment bank based out of New York, is representing AWR in this transaction.

Chaparral is an Arizona public utility company serving over 13,000 customers in the town of Fountain Hills, Arizona and a portion of the City of Scottsdale, Arizona. The majority of Chaparral’s customers are residential and the ACC regulates Chaparral.

EPCOR Water (USA) Inc. is a wholly owned subsidiary of EPCOR Utilities, Inc. (“EPCOR”). EPCOR builds, owns and operates water and wastewater treatment facilities, and electric transmission and distribution networks. It provides water and wastewater services to more than one million people in over 70 communities in Western Canada.

Robert Sprowls, CEO of AWR and Chaparral, said “As we go through the approval process for this sale, Chaparral customers will continue to receive the same excellent customer service and quality water as they have been receiving all along. We will work with EPCOR to ensure the most seamless transition possible for customers.”

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to approximately 1 out of 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the Town of Fountain Hills, Arizona and a small portion of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707